Exhibit 5.1

Baker & McKenzie LLP

452 Fifth Avenue
New York, NY 10018
United States

Tel: +1 212 626 4100
Fax: +1 212 310 1600
www.bakermckenzie.com

Baker McKenzie.

August 11, 2023

Imunon, Inc.
997 Lenox Drive, Suite 100
Lawrenceville, NJ 08648

Re: Imunon, Inc. 2018 Stock Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel for Imunon, Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-8 filed on the date hereof (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of 1,030,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), issuable pursuant to the Company's 2018 Stock Incentive Plan (the "Plan").

As the Company's counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares under the Plan. Specifically, we have examined originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Restated Certificate of Incorporation of the Company, as amended and supplemented to date, (iii) the Amended and Restated Bylaws of the Company, as amended to date, (iv) the corporate proceedings with respect to the filing of the Registration Statement, (v) the corporate proceedings taken with respect to the sale and issuance of the Shares under the Plan, and (vi) such other corporate records, agreements, documents and instruments and certificates or comparable documents of public officials and officers and representatives of the Company as we have deemed relevant and necessary for the expression of the opinions contained herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that the Shares have been duly and validly authorized, and when issued, sold and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Sincerely,

BAKER & MCKENZIE LLP